As filed with the Securities and Exchange Commission on December 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Microsoft Way

Redmond, Washington 98052-6399

(Address of principal executive offices, including zip code)

Microsoft Corporation Employee Stock Purchase Plan

Microsoft Corporation Savings Plus 401(k) Plan

(Full title of the plans)

John A. Seethoff

Vice President, Deputy General Counsel, Legal and Corporate Affairs, and Assistant Secretary

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.00000625 par value per share, under the:
Microsoft Corporation Employee Stock Purchase Plan	188,500,000	$26.95	$5,080,075,000	$692,922.23
Microsoft Corporation Savings Plus 401(k) Plan	45,000,000	$26.95	$1,212,750,000	$165,419.10
Total	233,500,000		$6,292,825,000	$858,341.33

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans. Pursuant to Rule 416(a) under the Securities Act, this registration statement further covers an indeterminate number of additional shares that may be issued under the plans because of any future stock split, stock dividend or similar adjustment of Microsoft Corporation’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $26.95, based on the average of the high sales price ($27.20) and the low sales price ($26.70) for Microsoft’s common stock as reported by the NASDAQ Stock Market on December 26, 2012.

EXPLANATORY NOTE

Microsoft Corporation Employee Stock Purchase Plan. Microsoft Corporation (“Microsoft”) is filing this registration statement on Form S-8 to register 188,500,000 additional shares of Microsoft common stock authorized for issuance under the Microsoft Corporation Employee Stock Purchase Plan (the “ESPP”), which was approved by the shareholders of Microsoft at its annual meeting on November 28, 2012. The ESPP is an amendment and restatement of the Microsoft Corporation 2003 Employee Stock Purchase Plan, with respect to which Microsoft filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2002 a registration statement on Form S-8 (SEC file number 333-102240) (the “Prior ESPP Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior ESPP Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement to the extent not otherwise amended or superseded by the contents hereof.

The total number of shares of Microsoft common stock available for issuance under the ESPP in connection with offerings that commence on or after January 1, 2013 will be 200,000,000 shares, which number includes shares that were available but not used under the prior version of the ESPP, which was the 2003 Employee Stock Purchase Plan.

Microsoft Corporation Savings Plus 401(k) Plan. Microsoft is also filing this registration statement on Form S-8 to register 45,000,000 additional shares of Microsoft common stock for issuance, offer and sale in connection with the Microsoft Corporation Savings Plus 401(k) Plan (the “401(k) Plan”), including interests offered or sold pursuant to the 401(k) Plan. Microsoft previously filed with the Commission on September 2, 2004 a registration statement on Form S-8 (SEC file number 333-118764) to register 45,000,000 shares of Microsoft common stock for issuance, offer and sale in connection with the 401(k) Plan (the “Prior 401(k) Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior 401(k) Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Microsoft with the Commission are hereby incorporated by reference in this registration statement:

(a) Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed on July 26, 2012, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) Microsoft’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed on October 18, 2012, which contains unaudited interim financial statements;

(c) Microsoft’s Current Reports on Form 8-K filed on November 29, 2012, November 16, 2012, November 7, 2012, November 2, 2012, October 9, 2012, September 18, 2012, and July 2, 2012 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

(d) Microsoft Corporation Savings Plus 401(k) Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2011, filed on June 27, 2012;

(e) Microsoft Corporation 2003 Employee Stock Purchase Plan Report on Form 11-K for the fiscal year ended December 31, 2011, filed on March 29, 2012; and

(f) the description of Microsoft’s common stock contained in a registration statement on Form S-3 filed on September 16, 2003, including any amendments thereto (SEC file number 333-108843).

All documents filed by Microsoft pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Microsoft Corporation Employee Stock Purchase Plan and the Microsoft Corporation Savings Plus 401(k) Plan is given by Keith R. Dolliver, Associate General Counsel and Assistant Secretary. Mr. Dolliver owns shares of Microsoft common stock.

Item 6.	Indemnification of Directors and Officers.

Section 23B.08.510 of the Washington Business Corporation Act (“WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550 of the WBCA; provided, however, that no such indemnity shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. Microsoft’s Amended and Restated Articles of Incorporation require indemnification of Microsoft’s officers and directors to the fullest extent not prohibited by applicable law. Microsoft’s Amended and Restated Articles of Incorporation provide for procedures for those seeking indemnification and/or advancement of expenses.

Microsoft’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to Microsoft or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

Microsoft also maintains certain captive insurance programs, in which it is the named insured, that may provide certain indirect coverage for directors’ and officers’ claims. In addition, Microsoft established an indemnification trust (“2003 Trust”) to fund Microsoft’s obligations to indemnify and/or advance expenses to directors arising from their service in the event Microsoft does not or is financially unable to provide the indemnification and/or advancement. The 2003 Trust was amended in 2006 to increase the minimum balance of principal assets of the 2003 Trust from $13 million to $33 million, and was amended again in 2009 to increase the minimum balance of principal assets to $43 million. Microsoft also has an indemnification trust (“2009 Trust”) that funds Microsoft’s indemnification obligations to certain past and present officers arising from their activities as such. $7.5 million has been deposited in the 2009 Trust. Microsoft has also entered into separate indemnification agreements with certain of its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document
5.1+	Opinion of Counsel regarding legality of the common stock being registered

15+	Letter re unaudited interim financial information

23.1+	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Microsoft Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Microsoft’s Annual Report on Form 10-K for the year ended June 30, 2012, filed on July 26, 2012)

+	Filed herewith.
*	Incorporated herein by reference.

Microsoft hereby undertakes that it will submit or has submitted the Microsoft Corporation Savings Plus 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on December 31, 2012.

MICROSOFT CORPORATION

By:	/S/ PETER S. KLEIN
Name:	Peter S. Klein
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter S. Klein, John A. Seethoff, Keith A. Dolliver and Peter A. Kraus, or any of them, as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on December 31, 2012.

Signature	Title

/S/ STEVEN A. BALLMER Steven A. Ballmer	Chief Executive Officer and Director (Principal Executive Officer)

/S/ PETER S. KLEIN Peter S. Klein	Chief Financial Officer (Principal Financial Officer)

/S/ FRANK H. BROD Frank H. Brod	Corporate Vice President, Finance and Administration; Chief Accounting Officer (Principal Accounting Officer)

/S/ WILLIAM H. GATES III William H. Gates III	Chairman of the Board

/S/ DINA DUBLON Dina Dublon	Director

/S/ MARIA M. KLAWE Maria M. Klawe	Director

/S/ STEPHEN J. LUCZO Stephen J. Luczo	Director

/S/ DAVID F. MARQUARDT David F. Marquardt	Director

/S/ CHARLES H. NOSKI Charles H. Noski	Director

/S/ HELMUT PANKE Helmut Panke	Director

/S/ JOHN W. THOMPSON John W. Thompson	Director

Microsoft Corporation Savings Plus 401(k) Plan.

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Microsoft Corporation Savings Plus 401(k) Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 31st day of December, 2012.

Microsoft Corporation Savings Plus 401(k) Plan

By:	/S/ LISA BRUMMEL
Lisa Brummel
Member of 401(k) Administrative Committee

By:	/S/ WILLIAM J. SAMPLE
William J. Sample
Member of 401(k) Administrative Committee

By:	/S/ GEORGE ZINN
George Zinn
Member of 401(k) Administrative Committee

EXHIBIT INDEX

Exhibit Number	Description of Document
5.1+	Opinion of Counsel regarding legality of the common stock being registered

15+	Letter re unaudited interim financial information

23.1+	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Microsoft Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Microsoft’s Annual Report on Form 10-K for the year ended June 30, 2012, filed on July 26, 2012)

+	Filed herewith.
*	Incorporated herein by reference.